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                                                                       EXHIBIT 1
                             DURBAN ROODEPOORT DEEP

                                  NEWS RELEASE


                              FOR IMMEDIATE RELEASE


          DRD SETS RECORD STRAIGHT ON PRODUCTION FOR MARCH 2003 QUARTER

Following public speculation that the gold production of Durban Roodepoort Deep, Limited, (DRD) for the March 2003 quarter may be substantially below par, the company has decided it prudent to release its production figures for the quarter, ahead of the release of its full operating and financial results on Tuesday, 29 April, 2003.

Attributable group gold production for the March 2003 quarter, compared with December 2002 quarter and with the March 2002 and December 2001 pro-forma quarters (adjusted to reflect the sale of 60% of Crown), but excluding the attributable gold production from the recently acquired 19.8% shareholding in the Australian listed Emperor Gold Mines Limited are as follows:


Quarter                   December 2001           March 2002          % Variance
-------                   -------------           ----------          ----------
Total production          7 713*                  7 075*              - 8
(kgs)

Quarter                   December 2002           March 2003          % Variance

Total production          7 006*                  6 501*              - 7
(kgs)


*40% of Crown Gold recoveries

The main reasons for the 7% decline in production between the December 2002 and March 2003 quarters include:

o     downscaling of the open-cast operation at the company's North West
      Operations;

o a power failure and consequent 11-day interruption of pumping and production at Buffels' Pioneer Shaft: and



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o     the continued effect, into the March quarter, of the seismic event on the
      Harties 6 Shaft pillar in the December quarter (reported in the company's results for that quarter).

On 19 March 2003, DRD announced that its March 2003 results would be affected by the strengthening of the South African Rand against the US Dollar and, to a lesser degree, by the four-week fire at the company's 40% held ERPM gold mine.


QUERIES:    Ilja Graulich, Durban Roodepoort Deep, Limited
            +27 11 381 7826 (office)
            +27 83 604 0820 (mobile)

            James Duncan, Russell & Associates
            +27 11 880 3924 (office)
            +27 82 892 8052 (mobile)


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